EXHIBIT 99.1

TFS AGREES TO BUY OUT
MALAYSIAN EMS JOINT VENTURE PARTNER

TFS to Assume 100% Control of Penang Facility;
Strengthen Asian Manufacturing Presence

TEMPE, ARIZ. – May 7, 2004 — Three-Five Systems, Inc. (NYSE: TFS) today announced that it has agreed to purchase the 40% minority ownership position in TFS Electronics Manufacturing Services Sdn. Bhd. (referred to in this release as “TFS-Malaysia”) held by Unico Systems Sdn. Bhd. The result is that TFS will own 100% of TFS-Malaysia.

Jack Saltich, President and CEO of TFS said, “Our establishment of the TFS-Malaysia joint venture in 2003 was a key step in the transformation of TFS into a global EMS company. It allowed us to establish a strong presence in a key growth area in Asia. It also allowed us to support customers that had come to rely on the world class electronic manufacturing services (EMS) in that facility. Our purchase of the minority interest in that join venture will bring the Penang operation fully under the umbrella of TFS and integrate its capabilities into our global manufacturing structure.”

Dr. Sam Quah, who served as president of TFS-Malaysia, will remain with TFS as president of the company’s Penang, Malaysia operation. “We are quite happy to become 100% owned by TFS. The Penang operation will continue to provide TFS with a state-of-the-art EMS capability that will help it win customers and fuel and support future growth. Our employees integrated smoothly with the TFS team during our joint venture period, and we are now excited to become full employees of a growing force in the EMS world.” Dr. Quah said.

TFS will swap approximately 423,000 shares of its own common stock for the 40% interest in TFS-Malaysia held by Unico. The dilution of the additional TFS shares should be offset by the additional income earned as the result of 100% ownership, resulting in no change to TFS’s forecasted earnings for 2004. In addition, there will be no change in TFS’s forecasted sales for 2004 since TFS-Malaysia was already fully consolidated. The transaction is effective immediately subject to certain procedural approvals in Malaysia.

About TFS
TFS is a recognized leader in providing electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’ website is located at www.tfsc.com.

Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the earnings and revenue guidance for the remainder of the year. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) changes in the markets for the company’s products; (b) the company’s ability to penetrate new markets; (c) the successful integration of the company’s various acquisitions; (d) changes in the market for customers’ products; (e) the failure of TFS products to deliver commercially acceptable performance; (f) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (g) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (h) other risks as detailed from time to time in TFS’ SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

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